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News Release

Investor Contact:	Media Contact:
John Kechejian	Jason Stewart
Vice President, Investor Relations	Director, Public Relations
(203) 328-9470	(203) 328-8339
john.kechejian@thomson.com	jason.stewart@thomson.com

For Immediate Release

JOHN M. THOMPSON JOINS BOARD OF
THE THOMSON CORPORATION

(Unless otherwise stated, all amounts are in US dollars)

STAMFORD, Conn. and TORONTO, January 23, 2003 — John M. Thompson has been appointed to the Board of Directors of The Thomson Corporation (TSX:TOC; NYSE:TOC). Mr. Thompson, age 60, is the recently retired Vice Chairman of the IBM Corporation Board of Directors and, effective April 2003, will be Lead Director and Chairman of the Board of TD Bank Financial Group. Mr. Thompson's appointment to the Thomson Board is effective immediately.

        Mr. Thompson has led a distinguished 34-year career with IBM, in which he has been responsible for identifying and cultivating major growth initiatives for the Corporation. From 1995 to 2000, Mr. Thompson served as Senior Vice President and Group Executive of IBM's Software Group. Prior, Mr. Thompson served as Senior Vice President in charge of IBM's Server Group (1993); Corporate Vice President of Marketing (1991); and President and Chief Executive Officer of IBM Canada, Ltd. (1986).

        Mr. Thompson is also a director of the Robert Mondavi Corporation.

The Thomson Corporation

The Thomson Corporation, with 2001 revenues of $7.2 billion, is a global leader in providing integrated information solutions to business and professional customers. Thomson provides value-added information, software tools and applications to more than 20 million users in the fields of law, tax, accounting, financial services, higher education, reference information, corporate training and assessment, scientific research and healthcare. The Corporation's common shares are listed on the Toronto and New York stock exchanges (TSX: TOC; NYSE: TOC).